Exhibit 23


                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference,

        (a) In the Registration Statement (Form S-8, No. 33-14771) pertaining to Journal Employees' Stock Trust and in the related prospectus, and

        (b) In the Registration Statement (Form S-8, No. 333-15669) pertaining to Journal Communications, Inc. Employees'
                Stock Trust submitted to the Securities and Exchange Commission for filing on November 5, 1996 with respect to 1,500,000 units of beneficial interest in said trust, and in the related prospectus of our report dated
                January 30, 1998 with respect to the consolidated financial statements of Journal Employees' Stock Trust included in this Annual Report (Form 10-K) for the year ended December 31, 1997.



                                                  ERNST & YOUNG LLP

     Milwaukee, Wisconsin
     March 30, 1998